Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-122117, No. 333-34910, No. 333-61926, No. 333-82120, No. 333-103233 and No. 333-112621) of PCTEL, Inc., of our report dated February 24, 2015 relating to the consolidated balance sheets of Nexgen Wireless, Inc. as of December 31, 2014 and 2013, and the related statements of income, stockholders’ equity, and cash flows, which appears in this Current Report on Form 8-K/A of PCTEL, Inc.

/s/ CJG Partners LLP

Schaumburg, Illinois

May 15, 2015